Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE

RELEASE

July 27, 2016

Contact: Jeff Schoen

Chief Executive Officer

(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES 2016 SECOND QUARTER RESULTS; DECLARES DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (July 27, 2016) – Orchids Paper Products Company (NYSE MKT: TIS) today reported results for the second quarter of 2016 as follows:

	Q2 2016	Q2 2015	Q1 2016
	(Dollars in thousands, except per share data)
Net sales:
Converted product	$39,339	$39,787	$45,252
Parent rolls	75	2,508	2,491
Total net sales	$39,414	$42,295	$47,743
Gross profit	$6,873	$7,719	$11,381
Net income	$2,568	$3,878	$5,409
Adjusted net income	$3,072	$3,892	$5,755
Diluted net income per share	$0.25	$0.39	$0.52
Adjusted diluted net income per share	$0.30	$0.39	$0.56
EBITDA	$7,628	$7,964	$11,497
Adjusted EBITDA	$8,014	$8,387	$11,646

Other Selected Financial Data:
Gross profit margin	17.4%	18.3%	23.8%
EBITDA margin	19.4%	18.8%	24.1%
Adjusted EBITDA margin	20.3%	19.8%	24.4%

Jeff Schoen, President and Chief Executive Officer, stated, “I am encouraged by Orchids year-to-date 2016 performance, as converted product sales have increased 10% and Adjusted EBITDA margin has increased 6% over the same period last year. After a very strong performance in the first quarter of 2016, our second quarter results were negatively affected by: (i) increased promotions on branded products that affected private label sales, (ii) inventory reductions at our largest customer, (iii) expected start-up costs related to our South Carolina facility, and (iv) shared margins under the supply agreement with Fabrica, as we exceeded our annual limit under the agreement, which gives us access to up to 19,800 tons of converted product from June through May during each year of its term. Furthermore, we made a strategic decision in the second quarter of 2016 to ship excess parent rolls to our South Carolina facility to support Barnwell start-up and finished goods inventory build, thereby foregoing margin we would have received on those parent roll sales in favor of margin we expect to gain when we sell this tonnage as converted product.”

Mr. Schoen continued, “As we ramp up our South Carolina facility, we have realized additional distribution with current customers and continue to work toward adding volume with new and existing customers. The first converting line is progressing on its start-up curve as projected, while the second converting line is scheduled to come on-line in August 2016. Construction of the paper machine is underway and on schedule to start up in the first quarter of 2017.    Overall, we remain optimistic about our ability to achieve our long-term goal to grow Orchids’ annual Adjusted EBITDA to approximately $60 million and earnings per share to approximately $2.50 to $3.40.”

Three-month period ended June 30, 2016

Net sales of converted product decreased 1% primarily due to:

●	decreased shipments due primarily to increased promotional activity on branded products and inventory reductions by our largest customer.

Net sales of parent rolls decreased 97% due primarily to:

●

Management’s decision to utilize parent rolls produced in Oklahoma in the Company’s South Carolina facility until the South Carolina paper mill is operational. We believe this will eliminate costs of purchasing equivalent parent rolls on the open market in the last half of 2016 and provide additional margin when the tonnage is sold as converted product.

Gross profit as a percent of net sales decreased 0.9% primarily due to:

●	higher production costs in our Oklahoma operation, primarily due to a $1.2 million increase in repair and maintenance costs, resulting in part from the planned annual cold mill outage.
●	a 33% increase in depreciation expense due to assets placed in service since the second quarter of 2015, including $36.6 million of assets at our South Carolina facility.
●	lost margins on parent roll sales. As noted above, the Company decided not to sell parent rolls in order to save costs at our South Carolina facility in the last half of 2016.
●	approximately $150,000 of relocation expense and $150,000 of other start-up costs associated with our South Carolina facility.
●

these costs were partially offset by $1.1 million of proceeds related to the business interruption insurance claim for the incident that occurred in the Company’s converting operation in the fourth quarter of 2015.

Six-month period ended June 30, 2016

Net sales of converted product increased 10% primarily due to:

●

increased shipments from all locations, primarily due to higher shipments with existing private label customers (including shipments from South Carolina in 2016) and strong West Coast shipments related to both branded and private label premium-tier products.

Gross profit as a percent of net sales increased 5.2% primarily due to:

●

lower per unit production costs in our Oklahoma converting operation. Production increased 14% in 2016, primarily due to increased operating efficiencies across the operation and the addition of a new converting line late in the second quarter of 2016, which increased absorption of fixed and semi-variable costs. Additionally, we received $1.1 million of business interruption insurance proceeds in the second quarter of 2016, as noted above.

●

higher margins under the Supply Agreement with Fabrica, resulting from a strong US dollar exchange rate with the Mexican peso, SKU optimization and price increases, partially offset by higher costs in the second quarter of 2016 when we reached our annual tonnage limit under the agreement.

●

increased production in our Oklahoma paper making operation. Production increased 23% in 2016, primarily due to the start-up of a new paper machine in March 2015. This increase in production resulted in increased absorption of fixed costs.

●	lower fiber costs. The combination of price changes and mix of fiber consumed in 2016 resulted in an approximate $600,000 increase in gross profit.

Income Taxes

As of June 30, 2016, our effective tax rate is estimated at 34.1%. This is comparable to the 34.2% estimated at the end of the first quarter of 2016. The estimated effective tax rate differs from the statutory tax rate primarily due to foreign taxes, state investment tax credits, manufacturing deductions and Indian Employment Tax Credits.

Liquidity

	Q2 2016	Q2 2015	Q1 2016
	(in thousands)
Cash Flow Provided by (Used in):
Operating Activities	$7,546	$(617)	$8,863
Investing Activities	$(17,863)	$(13,319)	$(20,785)
Financing Activities	$8,514	$26,464	$15,600

Cash provided by operating activities in the second quarter of 2016 was primarily affected by:

●	a decrease in accounts receivable and an increase in deferred income taxes, which was partially offset by an increase in inventories.

Cash used in investing activities in the second quarter of 2016 includes:

●	$20.6 million of capital expenditures, offset by the release of $2.3 million of restricted cash in connection with capital expenditures incurred for our South Carolina facility.

Cash provided by financing activities in the second quarter of 2016 was primarily impacted by:

●	$12.7 million of borrowings under our revolving credit lines, including our delayed draw facility.
●	$3.6 million of dividends paid to stockholders.

Total long-term debt outstanding as of June 30, 2016 was $104.6 million and unrestricted cash totaled $6.2 million. As a result, Net Debt outstanding as of June 30, 2016 was $98.4 million.

Dividend Declared

On July 27, 2016, the Orchids Board of Directors declared a quarterly dividend of $0.35 per share to be paid on August 22, 2016 to stockholders of record at the close of business on August 8, 2016.

Conference Call/Webcast

The Company will hold a teleconference to discuss its first quarter results at 10:00 a.m. (ET) on Thursday, July 28, 2016. All interested parties may participate in the teleconference by calling 888 346 7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The five non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Adjusted Net Income, (4) Adjusted Diluted Net Income Per Share and (5) Net Debt.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA excludes stock-based compensation expense. Adjusted Net Income excludes after-tax stock-based compensation expense, after-tax amortization of intangible assets and the effects of a change in our estimated state tax liabilities. Adjusted Diluted Net Income Per Share is calculated by dividing Adjusted Net Income by the number of diluted weighted average shares outstanding. Management believes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share facilitate operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and non-cash compensation (affecting stock-based compensation expense).

Net Debt is not a measurement of financial performance or financial position under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding (excluding deferred debt issuance costs) reduced by unrestricted cash. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on March 7, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission on April 29, 2016.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries
Selected Financial Data
(in thousands, except tonnage and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Converted Product Net Sales	$39,339	$39,787	$84,591	$77,202
Parent Roll Net Sales	75	2,508	2,566	2,508
Net Sales	39,414	42,295	87,157	79,710
Cost of Sales	32,541	34,576	68,903	67,205
Gross Profit	6,873	7,719	18,254	12,505
Selling, General and Administrative Expenses	2,504	2,240	5,226	4,737
Intangibles Amortization	376	377	753	754
Operating Income	3,993	5,102	12,275	7,014
Interest Expense	285	64	548	278
Other (Income) Expense, net	(164)	(152)	(365)	(338)
Income Before Income Taxes	3,872	5,190	12,092	7,074
Provision for Income Taxes	1,304	1,312	4,115	1,960
Net Income	$2,568	$3,878	$7,977	$5,114

Average number of shares outstanding, basic	10,278,355	9,801,616	10,275,255	9,281,257
Average number of shares outstanding, diluted	10,374,851	9,852,598	10,342,853	9,343,887

Net income per share:
Basic	$0.25	$0.40	$0.78	$0.55
Diluted	$0.25	$0.39	$0.77	$0.55

Cash dividends paid	$3,597	$3,594	$7,193	$6,660
Cash dividends per share	$0.35	$0.35	$0.70	$0.70

Operating Data:
Converted Product Tons Shipped	20,029	20,334	43,437	39,171
Parent Roll Tons Shipped	87	2,520	2,878	2,520
Total Tons Shipped	20,116	22,854	46,315	41,691

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$7,546	$(617)	$16,409	$4,934
Investing Activities	$(17,863)	$(13,319)	$(38,648)	$(24,262)
Financing Activities	$8,514	$26,464	$24,114	$34,109

	As of
	June 30,	December 31,
Balance Sheet Data:	2016	2015
	(unaudited)
Cash & Restricted Cash	$11,131	$16,366
Accounts Receivable, net	10,040	11,834
Inventory, net	20,221	13,501
Other Current Assets	8,176	8,617
Property Plant and Equipment	291,688	232,925
Accumulated Depreciation	(65,279)	(59,547)
Net Property Plant and Equipment	226,409	173,378
Intangibles and Goodwill, net	22,537	23,290
Other Long Term Assets	1,780	1,751
Total Assets	$300,294	$248,737

Accounts Payable	$27,047	$11,098
Accrued Liabilities	6,385	3,880
Total Debt	103,284	74,239
Other Long-Term Liabilities	5,134	5,098
Deferred Income Taxes	22,856	20,639
Total Stockholders' Equity	135,588	133,783
Total Liabilities and Stockholders' Equity	$300,294	$248,737

Orchids Paper Products Company and Subsidiaries

Selected Financial Data

(in thousands, except tonnage and per share data)

Non-GAAP Measurements (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
EBITDA Reconciliation:	2016	2015	2016	2015
Net Income	$2,568	$3,878	$7,977	$5,114
Plus: Interest Expense	285	64	548	278
Plus: Income Tax Expense	1,304	1,312	4,115	1,960
Plus: Depreciation	3,095	2,333	5,732	4,421
Plus: Intangibles Amortization	376	377	753	754
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$7,628	$7,964	$19,125	$12,527

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted EBITDA Reconciliation:	2016	2015	2016	2015
EBITDA	$7,628	$7,964	$19,125	$12,527
Plus: Stock Compensation Expense	386	423	535	690
Adjusted Earnings Before Interest, Income Tax and Depreciation and Amortization (Adjusted EBITDA)	$8,014	$8,387	$19,660	$13,217

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Net Income Reconciliation:	2016	2015	2016	2015
Net income	$2,568	$3,878	$7,977	$5,114
Plus: Stock Compensation Expense, net of tax	255	280	353	457
Plus: Intangibles Amortization, net of tax	249	250	497	499
Less: Change in Estimated State Tax Liabilities	-	(516)	-	(516)
Adjusted Net income	$3,072	$3,892	$8,827	$5,554

Adjusted Diluted Net Income Per Share	$0.30	$0.39	$0.85	$0.59

	As of
	June 30,	December 31,
Net Debt Reconciliation:	2016	2015
Current Portion Long-Term Debt	$4,545	$3,882
Long-Term Debt	98,739	70,357
Total Debt	103,284	74,239
Plus: Deferred Debt Issuance Costs	1,323	1,342
Total Cash Required to Settle Debt	104,607	75,581
Less: Cash	(6,235)	(4,361)
Net Debt	$98,372	$71,220